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                                                                       Exhibit 5

                                December 17, 1997


Ramco-Gershenson Properties Trust
27600 Northwestern Highway, Suite 200
Southfield, Michigan 48034

         Re:      Registration Statement on Form S-8 Relating to the
                  1996 Share Option Plan of Ramco-Gershenson Properties Trust

Ladies and Gentlemen:

         We have represented Ramco-Gershenson Properties Trust, a Massachusetts business trust (the "Trust"), in connection with the preparation and filing with the Securities and Exchange Commission (the "Commission") of a Registration Statement on Form S-8 (the "Registration Statement"), for registration under the Securities Act of 1933, as amended (the "Securities Act"), of a maximum of 855,054 shares of beneficial interest of the Trust, par value $.10 per share (the "Shares"), to be issued pursuant to options granted under the 1996 Share Option Plan of Ramco-Gershenson Properties Trust (the "Plan").

         Based upon our examination of such documents and other matters as we deem relevant, it is our opinion that the Shares to be offered by the Trust under the Plan pursuant to the Registration Statement have been duly authorized and, when issued and sold by the Trust in accordance with the Plan and the stock options issued thereunder, will be legally issued, fully paid and nonassessable.

         We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our name in the Registration Statement under the caption, "Interests of Named Experts and Counsel". In giving such consents, we do not admit hereby that we come within the category of persons whose consent is required under Section 7 of the Securities Act or the Rules and Regulations of the Commission thereunder.

                                Very truly yours,

                                /s/ Honigman Miller Schwartz & Cohn
                                HONIGMAN MILLER SCHWARTZ AND COHN